SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

(Amendment No. __)

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DCP Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 28, 2017

Dear DCP Holding Company Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Tuesday, May 30, 2017, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45241.

At the meeting, we will ask you to elect four members of the Board of Directors and provide an advisory vote on our executive compensation. We will also review the progress of the Company during the past year and you will have the opportunity to ask questions. The attached Notice of Annual Meeting of Shareholders and Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to greeting as many of our shareholders as possible.

Sincerely,

/s/ Stephen T. Schuler, DMD	/s/Anthony A. Cook
STEPHEN T. SCHULER, DMD	ANTHONY A. COOK
Chairman of the Board	President, Chief Executive Officer and Director

DCP HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 30, 2017

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of DCP Holding Company, an Ohio corporation (the “Company”), will be held on Tuesday, May 30, 2017, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio, for the following purposes:

1.	To elect four members of the Board of Directors to serve until the 2019 Annual Meeting;

2.	To hold a non-binding advisory vote on executive compensation; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only shareholders of record of DCP Holding Company’s Class A, Class B and Class C Common Shares at the close of business on April 19, 2017 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please vote as soon as possible by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted using the proxy card by revoking his or her proxy prior to the vote being taken.

By Order of the Board of Directors

/s/ David A. Kreyling, DMD
DAVID A. KREYLING, DMD
Sharonville, Ohio	Secretary
April 28, 2017

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2017:

This proxy statement and the Company’s 2016 Annual Report to Shareholders are also available at: www.dentalcareplus.com/eproxy

DCP HOLDING COMPANY

PROXY STATEMENT

General

The Company is soliciting the enclosed proxy for use by our Board of Directors (the “Board”) at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 30, 2017, at 6:30 p.m., local time, and at any postponement or adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45241, and the telephone number at that location is (513) 771-7744.

The cost of this solicitation will be borne by the Company. In addition to solicitation of proxies by mail, Company employees may solicit proxies by telephone, facsimile or electronic mail.

If you sign and return the enclosed proxy card, your vote will be cast as indicated on the card. Your presence at the Annual Meeting will not, in and of itself, revoke your proxy. However, you may revoke your proxy anytime before it is exercised by delivering to us a new, later-dated proxy, or by giving written notice to us before or at the Annual Meeting. Notice of revocation of your proxy prior to the Annual Meeting should be delivered to DCP Holding Company, Secretary, at the Company’s corporate headquarters, 100 Crowne Point Place, Sharonville, Ohio 45241-5427.

The Company is authorized to issue 7,500 Class A Redeemable Common Shares, without par value (hereinafter the “Class A Common Shares”), 120,000 Class B Redeemable Common Shares, without par value (hereinafter the “Class B Common Shares”), 80,000 Class C Redeemable Common Shares, without par value (hereinafter the “Class C Common Shares”), 100,000 Class D Redeemable Common Shares, without par value (hereinafter the “Class D Common Shares”) and 100,000 preferred shares, without par value. As of April 19, 2017, the record date for the determination of holders of Class A, Class B and Class C Common Shares entitled to notice of, and to vote at, the Annual Meeting, there were 502 Class A Common Shares outstanding that were held of record by 502 shareholders, 8,539 Class B Common Shares outstanding that were held of record by 531 shareholders, and 3,771 Class C Common Shares outstanding that were held of record by 40 shareholders. There were no Class D Common Shares outstanding and no preferred shares outstanding. Class A Common Shares, Class B Common Shares and Class C Common Shares are collectively referred to as the “Common Shares”. The Common Shares are entitled to one vote per share on all matters submitted to a vote of shareholders, but do not have the right to vote cumulatively in the election of directors. The Common Shares will vote together as a group on all matters at the Annual Meeting. The Class D Common Shares and Institutional Preferred Shareholders do not have voting rights, except as provided by law. The holders of a majority of our outstanding Common Shares, as a group, on the record date must be present or represented by proxy at the Annual Meeting of Shareholders to constitute a quorum.

This proxy statement, the accompanying Notice of Annual Meeting of Shareholders, the enclosed proxy card and 2016 Annual Report to Shareholders are first being mailed to shareholders on or about April 28, 2017.

Voting

How to vote. Class A, Class B and Class C shareholders may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. If desired, provided that you have properly revoked your proxy (see above), you can change your vote at the meeting.

How proxies work. The Board of Directors is asking for your proxy. By giving a proxy you authorize the persons named to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of the director candidates. All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the election of all nominees for Directors proposed by the Board of Directors and “FOR” approval of the advisory vote on our executive compensation. Although we do not currently anticipate that any other matters will be raised at the meeting, if any other matters properly come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Common Shares of DCP Holding Company as of April 19, 2017 for the following: (1) each of our Named Executive Officers; (2) each of our directors and nominees; and (3) our directors and executive officers as a group. No person beneficially owns more than 5% of DCP Holding Company’s Common Shares.

	Number of Common Shares Beneficially Owned	Percent of Common Shares Owned
NAME OF BENEFICIAL OWNER
Mark E. Bronson	85	*
Michael J. Carl	119	*
Jack M. Cook	145	1.13%
James T. Foley	101	*
Robert E. Hamilton	107	*
David A. Kreyling	119	*
James E. Kroeger	119	*
Donald J. Peak	119	*
Fred H. Peck	119	*
Ronald L. Poulos	64	*
Molly M. Rogers	193	1.51%
Stephen T. Schuler	182	1.42%
Anthony A. Cook	0	*
Robert C. Hodgkins, Jr.	0	*

Directors / Officers as a group	1,472	11.49%

*     Less than one percent (1%)

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently has thirteen members and is divided into two classes, with Class I consisting of seven members and Class II consisting of six members. At the 2016 Annual Meeting of Shareholders, our shareholders approved a proposal to reduce the size of the Board of Directors from thirteen members to ten members. The members of each class are elected to serve a two-year term with the term of office for each class ending in consecutive years. At this year’s Annual Meeting, the terms of our Class II directors will expire. The four nominees named below are current Class I directors who have been recommended by the Corporate Affairs Committee and nominated for re-election to the Board by a majority of the independent directors. The term of office of each person elected as a Class II director will continue until the 2019 Annual Meeting of Shareholders.

You cannot vote for a greater number of persons than the number of nominees named in this proxy statement. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by a majority of the independent directors. The following information is furnished with respect to each person nominated for election as a director.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the four nominees listed below.

DIRECTOR NOMINEES

Name	Age	Period of Service as a Director	Term Expires in:
Jack M. Cook, MHA	72	2002 to date	2019
Fred H. Peck, DDS	56	1988 to date	2019
Molly M. Rogers, MBA, CPA	59	1989 to date	2019
Stephen T. Schuler, DMD	69	1998 to date	2019

Mr. Jack M. Cook, MHA is a retired health care executive. He was a senior consultant with the Compass Group in Cincinnati from 2001 through 2009. Mr. Cook served as President and Chief Executive Officer of The Health Alliance of Greater Cincinnati, President of The Christ Hospital and founding president of the managed care network Healthspan since his recruitment to Cincinnati in 1983 until 2001. He also served on the Board and the Audit Committee of a local bank from 1992 through 2004. He attended the University of North Carolina and Duke University, earning a B.S. degree in Business and a Master’s degree in Hospital Administration. Mr. Cook is presently Chairman of the Board’s Corporate Affairs Committee. In addition to his industry experience and qualifications described above, the Company believes Mr. Cook should continue to serve as a director because of his experience as the CEO of a local hospital / hospital system for over 25 years where he developed strong skills and experience in organizational governance and management, board relations, and financial and marketing management.

Dr. Fred H. Peck, DDS has been engaged in the private practice of general dentistry in the Cincinnati, Ohio area since 1986. Dr. Peck was first nominated to serve on the Board of Directors of Dental Care Plus in 1988 and has been a director of Dental Care Plus and the Company continuously since that time. He was also the Treasurer of Dental Care Plus from 1990 to 2012 and the Treasurer of the Company from 2004 to 2012. Dr. Peck was the Chairman of the Company’s Utilization Review and Quality Assurance Committee from 1989 through 2009 and became the Chairman of the Board’s Clinical Affairs Committee in July 2009. In addition to his industry experience and qualifications described above, the Company believes Dr. Peck should continue to serve as a director because he brings to the Board an exceptional level of clinical expertise. He is a long standing member of the Cincinnati Dental Society Scientific Program Committee and served as Chairman of this committee in 2001 and 2008. He is an Accredited Member of the American Academy of Cosmetic Dentistry and is a lecturer for the University of Cincinnati Hospital dental residents in cosmetic dentistry and the Raymond Walter Dental Hygiene Program in cosmetic dentistry.

Ms. Molly M. Rogers, MBA, CPA has been an Assistant Professor of Accounting at the Carl H. Lindner College of Business at the University of Cincinnati since 2012. She has also served as the Director of Reimbursement at St. Elizabeth Healthcare (SEH) from 2000 to 2013. Before joining SEH, she served as a consultant to SEH, as well as Johnson & Johnson and other local health care agencies. From 1987 to 1998, she was an Assistant Professor of Finance in the Masters of Health Administration Program at Xavier University. Ms. Rogers was employed by the accounting firm of Ernst & Whinney for eight years previous to her position with Xavier University. She is a Board member of the Carmel Manor Nursing Home and the Treasurer of the Indoor Clay Tennis Club. She has also served on several community boards and is a licensed Certified Public Accountant. Ms. Rogers currently serves on the Board’s Audit and Finance Committees. In addition to her industry experience and qualifications described above, the Company believes Ms. Rogers should continue to serve as a director because she brings to the Board of Directors an excellent background in accounting and finance in the health care industry and a unique perspective relative to provider fee schedule and reimbursement issues. She is an effective member of the Company’s Finance and Audit Committees.

Dr. Stephen T. Schuler, DMD was engaged in oral and maxillofacial surgery in the Northern Kentucky area from 1974 through 2016. Dr. Schuler retired from active practice on December 31, 2016. He is the founder and past President of Oral Facial Surgery Associates, PSC in Crestview Hills, Kentucky. He is also a past President of the Kentucky Board of Dentistry, a past President of the Kentucky Society of Oral and Maxillofacial Surgery and a past Chairman of the Board of Kentucky Dental Association. Dr. Schuler is presently the Chairman of the Board of Directors of the Company and serves on the Finance and Corporate Affairs Committees. Dr. Schuler was the Vice Chairman of Dental Care Plus from 2001 to 2005 and the Vice Chairman of the Company from the reorganization of Dental Care Plus through 2005. He became the Chairman of the Board of the Company effective January 2006. In addition to his industry experience and qualifications described above, the Company believes Dr. Schuler should continue to serve as a director because he is a licensed, practicing oral and maxillofacial surgeon with many years of relevant experience and a strong working knowledge of the dental benefits industry. He works on a daily basis with many dental providers and member patients of the Company and understands the specific needs and concerns of both dental providers and members. Since his nomination to the Company’s Board of Directors in 1998, Dr. Schuler has served on nearly every board committee. He has a thorough knowledge of all facets of the Company’s business.

Class I Directors – Terms Ending in 2018

Current Class II directors whose terms continue until the Annual Meeting of Shareholders in 2018:

Name	Age	Period of Service as a Director	Expiration of Term for which Proposed:
Michael J. Carl, DDS	57	2004 to date	2018
Anthony A. Cook, MS, MBA	66	2008 to date	2018
James T. Foley	71	2012 to date	2018
David A. Kreyling, DMD	63	1996 to date	2018
James E. Kroeger, MBA, CPA	61	2006 to date	2018
Donald J. Peak, CPA	63	2001 to date	2018
Ronald L. Poulos, DDS	51	2014 to date	2018

Michael J. Carl, DDS has been engaged in the private practice of general dentistry in Cincinnati, Ohio since 1986. He has served as Vice President and President of the Cincinnati Dental Society. Previously he was also a member of the Cincinnati Dental Society Nominating and Peer Review Committees. Previously Dr. Carl has been a delegate with the Ohio Dental Association. He is a member of the American and International College of Dentists and the Pierre Fauchard Society. He is also a member of the Alpha Omega Dental Fraternity and served as its President in 2001. Dr. Carl graduated from Ohio State University in 1985, which was followed by a general practice residency at Mt. Sinai Hospital in Cleveland, Ohio in 1985 and 1986. He is a member of the Cincinnati Dental Association, Ohio Dental Association and the American Dental Association. Dr. Carl currently provides dental services to the residents of four local area nursing homes and participates in the Ohio Dental Options program. He has served on the Company’s Board of Directors since 2004, has served as Treasurer since 2012 and currently serves on the Company’s Audit and Clinical Affairs Committees. In addition to his industry experience and qualifications described above, the Company believes Dr. Carl should continue to serve as a director because of the perspective he brings to the Board as a Cincinnati-based general dentist who has been highly active in many key Cincinnati and Ohio dental organizations and associations.

Mr. Anthony A. Cook, MS, MBA has been President and Chief Executive Officer of Dental Care Plus since February 2001 and, upon reorganization of Dental Care Plus, also assumed this position for the Company. Mr. Cook has over 30 years of management experience in the health care industry. He has HMO experience as a Plan Administrator, the Director of Health Systems for the largest Blue Cross and Blue Shield HMO in Ohio, as well as the Executive Director of a provider-owned health plan. Before arriving at Dental Care Plus, Mr. Cook consulted with health care organizations in developing capabilities to succeed in a managed care environment. Mr. Cook has a bachelor’s degree in psychology and a master’s degree in guidance and counseling from Youngstown State University as well as a Master of Business Administration degree from Baldwin-Wallace College in Cleveland, Ohio. In addition to his industry experience and qualifications described above, the Company believes Mr. Cook should continue to serve as a director because of his strong knowledge of the managed dental benefits industry and because the Board believes it is appropriate for a company’s CEO to serve as a director.

James T. Foley is the Founder and CEO of Your Board.US, LLC, a private business consulting firm. From 2011 through 2013, Mr. Foley was President of PIVOTek, a manufacturer of prefabricated bathrooms units for hospitals, which was a Joint Venture company involving Grote Enterprises. Prior to assuming the role at PIVOTek, Mr. Foley was President of Grote Enterprises from 2005 to 2011. Grote operates a family of businesses and joint ventures including CINFAB, T.J. Dyer Company, Commercial HVAC and Grote Construction Services. Mr. Foley was President of CINFAB, Inc. from 2003 through 2004, where he was responsible for the operations and financial performance of this sheet metal fabrication business. From 2000 to the beginning of 2003, Mr. Foley was the President and owner of Moraine Molded Plastics, Inc., a custom plastic injection molding and assembly business. From 1994 to 1998, Mr. Foley was a Vice President at Computer Technology Corporation, a company specialized in the development, manufacturing and marketing of sophisticated computer software and hardware for factory automation control. In addition, Mr. Foley was Vice President of Marketing, Sales and Operations for Mutual Manufacturing & Supply Company from 1987 through 1994 and worked for Aim Packaging, Inc. and Anchor Hocking Corporation in various positions from 1970 through 1987. Mr. Foley has a Bachelor’s degree in Economics from Xavier University and served in the United States Army for two years. Mr. Foley currently serves on the Company’s Audit and Corporate Affairs Committees. The Company believes Mr. Foley should continue to serve as a director because of his extensive business experience in a variety of industries and his success and effectiveness as an executive focused on strategic planning, product planning and development, product and market segment management, sales and marketing management and operations management.

David A. Kreyling, DMD has been engaged in the private practice of general dentistry in the Florence, Kentucky area since 1980 and has served as President of the Northern Kentucky Dental Society. Dr. Kreyling currently serves on the Finance and Corporate Affairs Committees. In addition to his industry experience and qualifications described above, the Company believes Dr. Kreyling should continue to serve as a director because he is a representative of our Northern Kentucky area dentists. Dr. Kreyling has also developed strong finance and benefits and compensation skills and experience during his prior terms as a Director.

James E. Kroeger, MBA, CPA has been the Head of Internal Audit at American Modern Insurance Group since 2004. Prior to joining American Modern Insurance Group, he was a Firm Director in the Audit and Assurance practice of Deloitte & Touche LLP in Cincinnati, Ohio. He was with Deloitte for approximately 25 years, specializing in auditing insurance and health care entities, and developed a deep technical expertise in the insurance industry. Mr. Kroeger currently is the Chairman of the Audit Committee and serves on the Finance Committee. Mr. Kroeger was recruited to serve on the Company’s Board of Directors in 2006 when the Company filed its initial Form 10 with the U.S. Securities and Exchange Commission and has been designated as the Audit Committee’s financial expert in accordance with SEC regulations. In addition to his industry experience and qualifications described above, the Company believes Mr. Kroeger should continue to serve as a director because of his extensive experience in auditing publicly-traded insurance companies, his technical expertise in the insurance industry and his significant experience with SEC regulations and financial reporting requirements. Since becoming a Board member in 2006, Mr. Kroeger has been instrumental in the establishment of a strong internal audit function for the Company. He possesses the requisite experience and skill to continue to serve as the Chairman of the Company’s Audit Committee.

Donald J. Peak, CPA has been the Director of Operations for BLOC Ministries, Inc. since June 2016. Prior to that Mr. Peak was the Director of Operations - Finance for UC Health from July 2011 until May 2016. In addition, Mr. Peak was the Director of Reimbursement and Financial Analysis for Deaconess Long Term Care from 2009 to 2011. Before 2009, he was a shareholder, board member and President / CEO of D.J. Peak Consulting, Inc. and PDMB, Inc., two closely held corporations. Mr. Peak was also previously employed by Deloitte & Touche and Ernst & Whinney. Mr. Peak received a Bachelor of Science degree from Indiana State University. He is currently a member of the American Institute of Certified Public Accountants and the Healthcare Financial Management Association. Mr. Peak is presently Chairman of the Board’s Finance Committee. In addition to his industry experience and qualifications described above, the Company believes Mr. Peak should continue to serve as a director because he has over 15 years of experience as an owner, board member and officer of privately held companies and has over 30 years of experience with healthcare finance. He is also very knowledgeable in the area of information technology that is a key success factor for the Company as we strive to use information technology to increase productivity and reduce administrative costs.

Ronald L. Poulos, DDS has been engaged in the private practice of pediatric dentistry in Cincinnati, Ohio since 1998. Dr. Poulos became a board certified pediatric dentist in 2001. He is an active member of the American Academy of Pediatric Dentistry, the American Dental Association, the Ohio Dental Association and the Cincinnati Dental Society. In addition, Dr. Poulos has been the Treasurer of the Cincinnati east side dental study club since 2005 and was a board member of the Childrens’ Dental Care Foundation from 2006 through 2012. Dr. Poulos currently serves on the Finance Committee. In addition to his industry experience and qualifications described above, the Company believes Dr. Poulos should continue to serve as a director because he represents the pediatric dental specialty and because he is well known to many of the dentist shareholders on the east side of Cincinnati.

Director Independence

Our Board of Directors has determined that each of the following members is an “independent director” as defined by the listing standards of The Nasdaq Stock Market: Jack M. Cook, James T. Foley, James E. Kroeger, Donald J. Peak, and Molly M. Rogers. The following directors are not an “independent director” as defined by the listing standards of The Nasdaq Stock Market due to their status as a participating provider with Dental Care Plus, Inc. or status as an employee of the Company: Mark E. Bronson, Michael Carl, Robert E. Hamilton, David A. Kreyling, Fred H. Peck, Ronald L. Poulos, Stephen T. Schuler, and Anthony A. Cook. Dr. Bronson and Dr. Hamilton are not standing for re-election at the meeting.

Board Leadership Structure and Risk Oversight

Our Board of Directors currently consists of seven dentist directors and six non-dentist directors and, after this meeting, will consist of five dentist directors and six non-dentist directors.The Chairman of the Board is required to be a dentist director. The President and Chief Executive Officer is a non-dentist director and not permitted to serve as Chairman of the Board. Company risk management is the responsibility of the CEO and the CFO. The Board of Directors has delegated the responsibility for risk oversight to the Audit Committee.

Meetings and Committees

Our Board of Directors held a total of nine meetings during 2016 and also took certain actions by written consent. All incumbent directors during the last year attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which she or he has been a director) and (ii) the total number of meetings held by all committees on which he or she served. We invite, but do not require, our directors to attend the Annual Meeting. All of our directors attended the 2016 Annual Meeting of Shareholders.

Our Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Our Board of Directors had four standing committees during 2016: Audit, Finance, Clinical Affairs and Corporate Affairs.

Audit Committee. The Audit Committee’s members are James E. Kroeger, MBA, CPA, Chairman, Molly M. Rogers, MBA, CPA, Michael J. Carl, DDS, and James T. Foley. The Committee met six times in 2016 and conducted an Audit Committee educational session focused on entity level risk assessment and lease accounting. The Audit Committee is responsible for facilitating the Board of Directors’ financial oversight responsibilities for DCP Holding Company. The Committee is also responsible for appointing, retaining, compensating, overseeing, evaluating and terminating the Company’s independent auditors. The Audit Committee alone has the authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors. The independent auditors report directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report as it appears in this Proxy Statement. The Board of Directors has determined that Mr. Kroeger is an “audit committee financial expert”, as defined under Regulation S-K Item 407(d)(5). In addition, Mr. Kroeger meets the independence standards applicable to Audit Committee members under the SEC’s rules for companies listed on The Nasdaq Stock Market. Mr. Foley, Mr. Kroeger and Ms. Rogers are “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Audit Committee has a charter that includes its risk assessment duties and responsibilities. Periodically the Audit Committee discusses with senior management the Company’s significant financial and non-financial risks and the steps management has taken to monitor and mitigate such risks. A copy of the charter is attached as an Appendix to this proxy statement. The charter is not available on the Company’s website.

Finance Committee. The Finance Committee’s members are Donald J. Peak, CPA, Chairman, Stephen T. Schuler, DMD, David A. Kreyling, DMD, James E. Kroeger, MBA, CPA, Ronald L. Poulos, DDS, and Molly M. Rogers, MBA, CPA. The Committee met twelve times in 2016. The Finance Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities for reviewing and monitoring financial performance, budget development and strategic financial planning of the Company and its subsidiaries. The Finance Committee also: (a) provides advice and counsel as requested by management in the review of opportunities for investment in businesses anticipated to contribute to the Company’s growth and profit objectives; (b) provides advice and counsel as requested by management in the review of decisions on significant investment in the Company’s business, such as real estate, buildings, equipment and technology; and (c) reviews and makes a recommendation to the full Board regarding the Company’s investment to the extent a business or investment opportunity is financially or strategically material to the Company.

Clinical Affairs Committee. The Clinical Affairs Committee’s members are Fred H. Peck, DDS, Chairman, Mark E. Bronson, DDS, Michael Carl, DDS, and Robert E. Hamilton, DDS. The Committee met twelve times during 2016. The Clinical Affairs Committee is charged with reviewing service patterns of providers and requests for pretreatment estimates that do not clearly meet Company standards. The Clinical Affairs Committee is also charged with retrospective review of covered services provided by dentists to determine whether the frequency and nature of the services are in compliance with standards adopted by the Clinical Affairs Committee. The Clinical Affairs Committee may recommend that the participating agreement of a dentist who is not in compliance with these standards be terminated, suspended or not renewed, or that benefits paid to the provider for particular services rendered by him or her be reduced. The Clinical Affairs Committee also has oversight over the credentialing of new dentist providers that apply to be participating providers in our provider networks. This committee oversees the periodic re-credentialing of dentist providers already in one of our existing provider networks and evaluates whether a dentist should be terminated from one of the provider networks if an action is filed against the dentist with a state department of insurance or other regulatory agency or the provider loses his medical malpractice insurance coverage due to an adverse claim. The Clinical Affairs Committee is also charged in part with determining whether all participating dentists maintain good standing with regulatory agencies. The recommendations of the Clinical Affairs Committee are forwarded to our Board of Directors for consideration and appropriate action.

Corporate Affairs Committee. The Corporate Affairs Committee’s (the “Committee”) members are Jack M. Cook, MHA, Chairman, Mark E. Bronson, DDS, James T. Foley, Robert E. Hamilton, DDS, David A. Kreyling, DMD, and Stephen T. Schuler, DMD. The Committee does not have a charter. Jack M. Cook and James T. Foley are “independent” as such term is defined by the listing standards of The Nasdaq Stock Market. The Committee met eight times during 2016. The Corporate Affairs Committee is responsible for the following functions:

1) Benefits and Compensation - The Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Committee periodically retains the services of a compensation consultant and considers recommendations from the Chief Executive Officer and the Chairman of the Board with respect to goals and compensation of the other executive officers. The Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Committee. The Committee is responsible for administering our management equity incentive plans. The Committee also periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to those plans.

The Committee: (a) reviews and establishes the compensation and benefits for the Company’s Named Executive Officers (defined below) and reports these decisions to the Board of Directors; (b) reviews the compensation and benefits for the Company’s other senior executive officers; (c) reviews the design of and administers, as appropriate, the Company’s broad-based incentive plans; (d) determines and establishes the appropriate retirement and severance packages and benefits to be given by the Company to our Named Executive Officers; (e) monitors the conformity of the aforementioned compensation and incentive packages with various laws and regulatory considerations pertaining to compensation matters; and (f) prepares the Report of the Corporate Affairs Committee for inclusion in this Proxy Statement.

2) Corporate Governance - The Corporate Affairs Committee: (a) reviews the independence and other qualifications of Board members; (b) considers questions of possible conflicts of interest among Board members or management and DCP Holding Company and its subsidiaries; (c) monitors all other activities of Board members or management that could interfere with such individuals’ duties to DCP Holding Company; (d) provides periodic review of Board performance and compensation and reports its findings to the Board; and (e) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees.

3) Nominating - Another function of the Corporate Affairs Committee is to recommend to the full Board of Directors persons to be nominated for election as directors. The Corporate Affairs Committee considers nominees recommended by holders of Common Shares (each an “Eligible Nominating Shareholder”), provided that such nominations are submitted in writing to Stephen T. Schuler, DMD, 100 Crowne Point Place, Sharonville, Ohio 45241, not later than February 1 preceding the Annual Meeting. In its evaluation, the Committee does not distinguish between nominees identified by the Committee and nominees recommended by shareholders.

Director Nomination Process

The Corporate Affairs Committee has adopted a policy regarding director nominations (the “Policy”). The Policy establishes qualifications and factors for selection of persons to be nominated to serve as directors. Those factors reflect the Corporate Affairs Committee’s belief that a candidate for the Board should demonstrate experience or expertise needed to offer meaningful and relevant advice and guidance to management, possess the proven ability to exercise sound business judgment, and have consistently demonstrated the highest personal integrity and ethics. The Corporate Affairs Committee evaluates candidates taking into consideration, among other things, the current composition of the Board, the Company’s operations and its plan for the future, long-term interests of the Company and its shareholders, and the need to maintain a balance of knowledge, experience, and capabilities. The Policy is subject to periodic review and amendment by the Corporate Affairs Committee in consultation with other independent directors serving on the Company’s Board.

The Policy provides that the Corporate Affairs Committee will consider candidates who are duly recommended in writing by Eligible Nominating Shareholders. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director if elected, and a commitment by the nominee to meet personally with the Corporate Affairs Committee. In addition, in order for a recommendation to be considered by the Corporate Affairs Committee, the recommendation notice must contain, at a minimum, the following: the name, address, and telephone number of the Eligible Nominating Shareholder making the recommendation; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgment by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Committee desires to do so; any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; the disclosure of any relation of the individual being recommended with the Eligible Nominating Shareholder, whether direct or indirect; and, if known to the Eligible Nominating Shareholder, any material interest of such Eligible Nominating Shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such Eligible Nominating Shareholder).

The Corporate Affairs Committee determines, and reviews with the Board of Directors on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. With respect to diversity considerations, the Committee seeks representation from general dentistry, dental specialists and oral surgeons for the dentist director seats on the Board. For the non-dentist director positions, the Committee looks for experience with key business areas such as corporate governance, financial reporting, risk management, insurance regulation, health care reimbursement and information technology. The Committee assesses the current directors relative to these diversity criteria and determines the qualifications needed from a new director candidate. In addition, the Committee periodically assesses the Board diversity criteria relative to the Company’s current needs and business environment.

At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Corporate Affairs Committee will evaluate such recommended nominees considering the additional information regarding them contained in the recommendation notices. When seeking candidates for the Board of Directors, the Committee may solicit suggestions from incumbent directors and management. Ultimately, the Corporate Affairs Committee will recommend to the Board of Directors prospective nominees who the Corporate Affairs Committee believes will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s shareholders.

In 2012, the Corporate Affairs Committee retained a professional search firm to identify and evaluate prospective nominees to stand for election to the Board of Directors. Since 2012, the Committee has not retain a professional search firm for this purpose.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you should mail a written statement of the purpose and substance of your desired communication to: DCP Holding Company, 100 Crowne Point Place, Cincinnati, Ohio 45241, Attention: Corporate Secretary. Your communication will be reviewed to determine its appropriateness by our Corporate Secretary. Our Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Required Vote

The four nominees receiving the highest number of votes of the Common Shares present or represented and entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have no other legal effect under Ohio law.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary role of the Audit Committee is to provide oversight and monitoring of DCP Holding Company’s management and the independent registered public accounting firm and their activities with respect to DCP Holding Company’s financial reporting process. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States of America. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2016, with management;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from Deloitte & Touche LLP the written disclosures and letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence; and

•	discussed with Deloitte & Touche LLP any relationships that may affect their objectivity and independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James E. Kroeger, MBA, CPA, Chairman Michael J. Carl, DDS James T. Foley Molly M. Rogers, MBA, CPA

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Corporate Affairs Committee of the Board (the “Committee”) oversees DCP Holding Company’s executive officer compensation and equity-based programs. The Committee reviews and establishes the compensation and benefits for DCP Holding Company’s executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”) and other key employees and reviews the principles and strategies that guide the design of compensation plans and benefit programs for all of the Company’s senior executive officers. The Committee is composed entirely of non-employee members of the Board.

Executive Summary

           The compensation program for the Company’s Named Executive Officers and other key employees is closely linked to Company performance. In 2016, the Company achieved total operating revenue of approximately $105.6 million and net operating income of approximately $4.3 million. If this high level of Company performance continues, the Named Executive Officers and other key employees may continue to be entitled to increased levels of compensation under the short-term and long-term incentive compensation awards made by the Committee. In order for the shareholders to participate in the benefit of the strong 2016 Company results, the Board of Directors declared a dividend of $42.50 per Common Share for the holders of Common Shares on March 1, 2017, payable on March 24, 2017.

Objectives of Compensation Program

The Company’s compensation programs are designed to help recruit, retain and motivate a group of talented and diverse executives, rewarding them for profitable corporate performance and providing incentives for them to create short-term and long-term corporate stability and growth. Accordingly, the key components of the Company’s compensation package for its executives are base salary, benefits, short-term and long-term incentive cash compensation and other long-term incentives comprised of restricted share or unit awards. The level of these compensation components for the Company’s Named Executive Officers and other key employees is determined by the Committee.

The Committee’s philosophy is that the Company will achieve its best results if its executives act and are rewarded as business owners. Ownership is not only about owning stock, but is also about being accountable for business results. Owners take initiative and responsibility for the assets of the business, including its employees. As executives progress to higher levels at the Company, their responsibilities and rewards will progress as well. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of membership, growth of operating revenue, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased book value for our Common Shares. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We seek to have the long-term performance of our stock reflected in executive compensation through our management equity incentive plan.

Elements of Compensation; Determination of Amounts

Elements of compensation for our executives include: salary, short-term and long-term incentive compensation, health, disability and life insurance, limited perquisites and restricted share unit awards. Base salaries are typically set for our executive officers at the regularly scheduled November meeting of our Corporate Affairs Committee. At this meeting, the Committee also approves and adopts the management equity incentive plan for the new fiscal year and typically grants restricted share unit awards to all of our executives and certain other eligible employees. These executives and other eligible employees have the option to elect to defer their restricted share unit awards under the Company’s deferred compensation plan.

At the beginning of each fiscal year, including 2016, it has been the practice of the Committee to review the history of all the elements of each executive’s total compensation and compare the compensation of the executives with that of the executives in an appropriate market comparison group. At the fall meeting referred to above, Anthony A. Cook, our CEO, makes compensation recommendations to the Committee with respect to the executives who report to him. Such executives are not present at the time of these deliberations. The Chairman of the Board then makes compensation recommendations to the Committee with respect to Mr. Cook, who is absent from that meeting. The Committee may accept or adjust such recommendations and also determines the Chairman of the Board’s compensation.

We pay each element of compensation to attract and retain the executive talent, reward annual performance and provide incentive for a balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors, among others, to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance of the Company;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short-term goals. We provide restricted share unit non-cash compensation to reward increased share value and as a means to retain the executive officer. The following items of corporate performance may be taken into account in setting compensation policies:

•	membership, operating revenue and corporate earnings compared to our financial plan for that year;

•	achievement of our strategic objectives; and

•	the book value of our Common Shares.

Following our 2016 annual meeting, the Committee also considered the results of the say-on-pay vote and determined that no significant change to the compensation program elements was warranted. The Company currently intends to seek a shareholder advisory vote on executive compensation on an annual basis.

Compensation Consultant

Every two years, with the assistance of an independent executive compensation consultant that reports directly to the Committee, the Committee evaluates the Company’s plans and programs for the CEO against current and emerging compensation practices in the insurance industry, legal and regulatory developments and corporate governance trends. In 2016, the Committee engaged the Compensation Service Group (“CSG”), an independent compensation consultant, to evaluate the external competitiveness of Company’s compensation program for the CEO. CSG utilized two data sources for this analysis: 1) published compensation surveys and 2) proxy statements of SEC-reporting companies that CSG believed generated comparable revenue and net income.

Annually, Mr. Cook, with the assistance of Employers Resource Association, evaluates the Company’s plans and programs for the Company’s executive staff against the current and emerging compensation practices in the insurance industry. This review provides assurance that the Company’s compensation programs are designed to help attract and retain the talent necessary to maintain its long history of strong growth, profitability and shareholder returns.

The Committee annually examines the ongoing competitiveness of the Company’s executive compensation programs, reviews both Company and individual executive performance and reports compensation levels for each Named Executive Officer and other key employees to the Board. The Committee works to ascertain and establish competitive levels of base compensation, short-term incentive compensation and long-term incentive awards for the Named Executive Officers and other key employees of DCP Holding Company. Annually, the Committee:

•

Reviews compensation levels of the Named Executive Officers and other key employees against independent surveys of managed care organizations and health insurance companies provided by our compensation consultants. As a part of this work, the Committee validates that total compensation paid is appropriate based on an analysis that compares the Company’s performance to the performance reported in these independent surveys. The Committee does not benchmark compensation of our Named Executive Officers against any comparator group.

•

Ensures that a significant portion of the total compensation packages for the CEO, CFO, and other key employees are performance-based and that compensation opportunities are designed to create incentives for above-target performance and consequences for below-target performance.

•	Approves the base salary compensation for the Named Executive Officers and other key employees.

•

Approves the target level of performance-based compensation for the Named Executive Officers and other key employees and the Company performance goals that must be achieved in order for the Named Executive Officers and other key employees to receive all or a portion of their performance-based compensation.

•	Approves long-term incentive awards in the form of grants of restricted share units under the management equity incentive plan and the deferred compensation plan.

While the Committee is solely responsible for establishing the compensation level and components for Mr. Cook, Mr. Cook is responsible for evaluating the compensation level of the other Named Executive Officers and other key employees and making compensation recommendations to the Committee. Mr. Cook is also involved in establishing individual and departmental objectives and goals with the other Named Executive Officers and other key employees and evaluating their performance on an annual basis.

 Named Executive Officer and Other Key Employee Compensation

Base Salaries

It is the goal of the Committee to establish salary compensation for our executives based on our Company’s operating performance relative to companies of comparable size in our industry over a three to five year period. In setting base salaries for fiscal 2016, the Committee reviewed the research provided by our compensation consultants in 2014 with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at comparable companies designated by the compensation consultant. The Committee established our target for the total compensation level for the Named Executive Officers and other key employees of DCP Holding Company at the midpoint of the range of compensation for comparable positions from the independent surveys of companies within the health insurance industry provided by our compensation consultants. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below. The Committee, in determining the base salaries for both Mr. Cook and Robert C. Hodgkins, Jr., our CFO, considered several factors, including, but not limited to, the compensation payable to the chief executive officers and chief financial officers of various other companies, including other specialty insurance companies with comparable asset size and premium income. For 2016, the Committee increased the base salary for Mr. Cook from $411,060 to $427,000 and for Mr. Hodgkins from $247,775 to $258,677 in order to establish these base salaries at the midpoint in the range of compensation for CEO and CFO positions at comparable companies.

Short Term Non-Equity Incentive Compensation

The Company has a management non-equity incentive plan which is designed to reward our executives for the achievement of shorter-term financial goals, principally annual increases in plan membership, operating revenue and net operating income. These corporate goals are established at levels that the Committee believes are achievable but also a significant challenge for the executive management team. It is the practice of the Committee to establish these Company performance goals prior to the beginning of the applicable performance year. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals, rather than individually. We believe that this is important to aligning our executives and promoting teamwork. As discussed above, the compensation structure is designed to promote the continued growth, profitability and long term financial health of the business.

In 2011, the Committee and Company management undertook an analysis of our compensation policies and practices and determined that risks arising from our compensation policies and practices for all of our employees are not reasonably likely to have a material adverse effect on us. However, as a result of our analysis and our compensation objective of achieving an appropriate balance between revenue growth and profitability, the Committee modified the short term management non-equity incentive compensation parameters. For 2016, each executive was eligible to receive thirty percent (30%) of his or her award based on the performance of the Company relative to the established operating revenue goal and fifty percent (50%) of his or her award based on the performance of the Company relative to the established net operating income goal. The remaining twenty percent (20%) of these awards under the plan are granted at the discretion of the Committee in the case of Mr. Cook and at the discretion of the Committee and Mr. Cook in the case of Mr. Hodgkins and other key employees, based upon achievement by the individual of pre-established individual performance objectives. In December 2015, the Committee established the corporate goals for 2016 of:

●	Target operating revenue of $105,928,938 for 2016, with a threshold level of $95,336,044 and a maximum level of $137,707,619
●	Target net operating income of $3,600,607 for 2016, with a threshold level of $2,700,455 and a maximum level of approximately $4,680,789

These target levels corresponded to our achievement of 100% of the operating revenue and 100% of the net operating income as set forth in our financial plan for fiscal 2016. Under the terms of this plan, the target bonus payable for Mr. Cook was established at 30% of his fiscal 2016 base salary. The target bonus amount for Mr. Hodgkins was established at 20% of his fiscal 2016 base salary and the other key employees was established at 18% of each employee’s fiscal 2016 base salary.

The Company’s total operating revenue for 2016 was $105,646,054. This operating revenue exceeded the threshold level of $95,336,044 but was less than the target level of $105,928,938. The Company’s net operating income for 2016 was $4,348,152. This net operating income exceeded the target level of $3,600,607 but was less than the maximum level of $4,680,789. In addition, the Committee evaluated the performance of Mr. Cook relative to the achievement of his position-specific performance objectives, and Mr. Cook evaluated the performance of the other Named Executive Officers and other key employees relative to their position-specific performance objectives. Based on these performance results, on March 2, 2017, the Committee awarded Mr. Cook a non-equity incentive compensation payment equal to 41.0% of his base salary. The Committee also awarded non-equity incentive compensation to Mr. Hodgkins equal to 35.0% of his base salary and to Ms. Fronczek equal to 24.6% of her base salary.

Long Term Non-Equity Incentive Compensation

In 2007, the Committee established a long term non-equity incentive compensation arrangement for Mr. Cook. This long-term non-equity incentive arrangement is intended to motivate Mr. Cook to achieve long term success for the Company as well as assist in the retention of Mr. Cook. This long-term non-equity incentive arrangement is designed to reward Mr. Cook for increasing the aggregate book value of our Common Shares over the four year period from 2008 through 2011 and was included in Mr. Cook’s employment contract for 2008. Mr. Cook’s employment contracts for 2009 and 2010 also included similar long term non-equity incentive arrangements for the period from 2009 through 2012 and 2010 through 2013, respectively. Mr. Cook’s employment contract for 2011 included a long term non-equity incentive arrangement for the period from 2011 through 2014 whereby Mr. Cook is rewarded for increasing the aggregate book value of the Common and Preferred Shares over the four year period, adjusted for any Common Share dividends paid or provider withhold paid during the four-year period.

In 2011, the Committee changed from this long term non-equity incentive compensation arrangement to a long term equity incentive compensation arrangement for Mr. Cook for the three year period from 2012 – 2014 and for the three year period from 2013 – 2015. The Committee also made Robert Hodgkins, the CFO, eligible to participate in these long term equity incentive compensation arrangements (see Long Term Equity Incentive Compensation on page 16). Then, in 2013, the Committee discontinued the long term equity incentive compensation arrangement and resumed the long term non-equity incentive compensation arrangement for both Mr. Cook and Mr. Hodgkins. The Committee made this decision in order to eliminate the dilutive effect of additional outstanding RSUs on the return on equity of the Company’s Common Shareholders.

Mr. Cook’s and Mr. Hodgkins’s employment contracts for 2016 included a long term non-equity incentive arrangement for the period from 2016 through 2018 whereby Mr. Cook and Mr. Hodgkins are rewarded for increasing the adjusted book value per Common Share over the three year period, adjusted for any Common Share dividends paid or provider withhold paid during the three-year period. The following is a summary of the results relative to these long term non-equity incentive compensation programs through December 31, 2016.

2008 – 2011 Period

The threshold level for the aggregate book value of Common Shares was not achieved for the four year period. Accordingly, no incentive compensation was paid to Mr. Cook.

2009 – 2012 Period

The threshold level for the aggregate book value of Common Shares was not achieved for the four year period. Accordingly, no incentive compensation was paid to Mr. Cook.

2010 – 2013 Period

The threshold level for the aggregate book value of Common Shares was not achieved for the four year period. Accordingly, no incentive compensation was paid to Mr. Cook.

2011 – 2014 Period

The maximum level for the aggregate book value of Common and Preferred Shares was achieved for the four year period. Mr. Cook received a payment related to this incentive compensation of $23,417 in March 2014 and $117,087 was paid to Mr. Cook in March 2015.

2014 – 2016 Period

For the 2014 – 2016 period, the performance metric was changed from the aggregate book value of the Common and Preferred Shares to the aggregate book value of the Common Shares. The maximum level for the aggregate book value of the Common Shares was achieved for the three year period. Mr. Cook will receive a payment of $181,350, and Mr. Hodgkins will receive a payment of $106,650 in March 2017.

2015 – 2017 Period

At this time, the expected level for the aggregate book value of Common Shares as of December 31, 2017 is the maximum level. Accordingly, the Company has established a compensation liability to Mr. Cook and to Mr. Hodgkins based on the maximum level of performance. If the maximum level is achieved as of December 31, 2017, the amount payable to Mr. Cook will be $194,997 and the amount payable to Mr. Hodgkins will be $111,499. In 2016, the Company increased the bonus payable liability related to this long term incentive compensation arrangement for Mr. Cook by $61,488 and for Mr. Hodgkins by $33,034. These amounts are included in the non-equity incentive compensation for Mr. Cook and Mr. Hodgkins in the Summary Compensation Table.

2016 – 2018 Period

For the 2016 – 2018 period, the performance metric was changed from the aggregate book value of the Common Shares to the adjusted book value per Common Share. At this time, the expected level for the adjusted book value per Common Share as of December 31, 2018 is the stretch level. Accordingly, the Company has established a compensation liability to Mr. Cook and to Mr. Hodgkins based on the stretch level of performance. If the stretch level is achieved as of December 31, 2018, the amount payable to Mr. Cook will be $64,050 and the amount payable to Mr. Hodgkins will be $38,802. In 2016, the Company increased the bonus payable liability related to this long term incentive compensation arrangement for Mr. Cook by $21,350 and for Mr. Hodgkins by $12,934. These amounts are included in the non-equity incentive compensation for Mr. Cook and Mr. Hodgkins in the Summary Compensation Table.

Management Equity Incentive Plan

Our Management Equity Incentive Plan is the primary vehicle for offering long-term incentive compensation. We also regard our Management Equity Incentive Plan as a key retention tool. With respect to long-term incentive awards, the Committee implemented the 2006 DCP Holding Company Management Equity Incentive Plan, as amended, which ties a portion of executive compensation to restricted share unit awards that increase in value with the value of the Company’s Common Shares.

Retention Incentive Plan

In 2016, the Committee granted to the Named Executive Officers and other key employees a number of restricted share units (“RSUs”) with a book value at the beginning of the year equal to approximately 5% of each individual’s base salary. These grants were approved at the regularly scheduled meeting of the Committee which was held in December 2015 to be effective January 1, 2016. The Committee apprised the Board of Directors of these grants in December 2015. A Named Executive Officer or key employee must be a Company employee for more than one year before becoming eligible to receive RSU grants. These RSUs vest over the course of a four year period, with 10% vesting in year one, 20% vesting in year two, 30% vesting in year three and 40% vesting in year four. There are no performance criteria associated with the vesting of these RSUs. The only requirement for vesting is that the individual is an employee of the Company at the end of the applicable vesting year.

Long Term Equity Incentive Plan

Mr. Cook’s employment contract for 2012 included a long term equity incentive arrangement for the period from 2012 through 2014 whereby Mr. Cook is awarded restricted share units (“RSUs”) in lieu of cash for achieving the Company’s long term performance objectives. In addition, the Committee extended this long term equity incentive plan to Mr. Hodgkins, the CFO. This long term equity incentive plan was approved by the Board of Directors in February 2012. The parameters of Mr. Cook’s and Mr. Hodgkins’s long term equity incentive arrangements for the period from 2012 through 2014 are shown below.

Level	Three Year Average % Increase in Adjusted Book Value of Common and Preferred Shares	Resultant Adjusted Book Value of the Company’s Common and Preferred Shares at 12/31/2014	Anthony Cook Restricted Share Units	Robert Hodgkins Restricted Share Units
Threshold	10%	$8,326,110	25	15
Target	12%	$8,788,569	76	46
Stretch	14%	$9,267,843	127	77
Maximum	16%	$9,764,232	229	139

The adjusted book value of the Company’s Common and Preferred Shares as of December 31, 2014 was $12,869,694. Given that the adjusted book value of the Common and Preferred Shares is greater than the maximum level shown above, the 229 RSUs awarded to Mr. Cook and the 139 RSUs awarded to Mr. Hodgkins associated with the maximum performance level are now fully vested.

Mr. Cook’s employment contract for 2013 included a long term equity incentive arrangement for the period from 2013 through 2015 whereby Mr. Cook is awarded RSUs in lieu of cash for achieving the Company’s long term performance objectives. In addition, the Committee extended this long term equity incentive plan to Mr. Hodgkins, the CFO. This long term equity incentive plan was approved by the Board of Directors in February 2013. The parameters of Mr. Cook’s and Mr. Hodgkins’s long term equity incentive arrangements for the period from 2013 through 2015 are shown below.

Level	Three Year Average % Increase in Adjusted Book Value of Common and Preferred Shares	Resultant Adjusted Book Value of the Company’s Common and Preferred Shares at 12/31/2015	Anthony Cook Restricted Share Units	Robert Hodgkins Restricted Share Units
Threshold	10%	$10,977,866	24	14
Target	12%	$11,587,612	71	41
Stretch	14%	$12,219,527	118	69
Maximum	16%	$12,874,010	213	124

The adjusted book value of the Company’s Common and Preferred Shares as of December 31, 2015 was $14,467,962. Given that the adjusted book value of the Common and Preferred Shares is greater than the maximum level shown above, the 213 RSUs awarded to Mr. Cook and the 124 RSUs awarded to Mr. Hodgkins associated with the maximum performance level are now fully vested.

Deferred Compensation Plan

Because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our named executive officers and other key employees, we determined that it is important to provide our executive officers and key employees with the ability to elect to receive the value of their RSUs as deferred compensation in lieu of taxable restricted share awards. Accordingly, the Company has established the DCP Holding Company Deferred Compensation Plan. Under the terms of the deferred compensation plan, our executives and key employees can elect to defer a portion of their cash compensation and the value of their granted RSUs as they vest. Because deferred cash compensation and deferred RSUs can appreciate in value on a tax-deferred basis, we believe that this is a more efficient way to reward them for and motivate them toward superior long-term performance.

To measure the amount of our obligation to each participant under the plan, we maintain a separate bookkeeping record for each participant, which we refer to as an “account.” Participants may direct the investment of the portion of the account allocable to that participant in certain mutual funds, or the participant may direct the investment to our tracking shares. We then credit or debit the participant’s account with earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the plan.  For management employees, we pay deferred balances upon retirement, termination from employment, death or disability, or at a fixed date determined by the participant.  We pay deferred balances in cash. A Named Executive Officer or other key employee may defer receipt of Common Shares that otherwise would be issued on the date that RSUs vest until after the person has a separation from service or until a fixed future date.

Perquisites

We limit the perquisites that we make available to our executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites we provided in fiscal 2016 are as follows: The Named Executive Officers each received a monthly car allowance and Mr. Cook was authorized to be reimbursed for club membership fees.

Our health and insurance plans are the same for all employees. In general, our employees that have elected the high deductible health plan with the health savings account pay approximately 17% of the health premium due and receive employer health savings account contributions. Our employees who elect the traditional PPO health plan pay approximately 35% of the health premium due. Employees that elect to not participate in the Company’s health insurance plan receive a monthly health care cost allowance of $200.00. All employees who participated in our 401(k) plan received matching funds equal to 50% of the first 4% of their base salary that they elect to contribute into the 401(k) plan. All of our Named Executive Officers and other key employees participated in our 401(k) plan and received matching funds. All employees are allowed to receive cash for unused vacation time in accordance with the provisions of the Company’s Employee Handbook.

The vesting of certain of the equity and non-equity incentive plan compensation for the Named Executive Officers shown below will be contingent upon both the achievement of specific Company performance criteria over a three year period and continued employment with the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Named Executive Officers

Anthony A. Cook
President & CEO	2016	$427,000	$20,234	$383,220	$26,905	$857,359

	2015	411,060	20,927	254,010	29,613	715,610

	2014	403,000	20,569	225,375	29,812	677,196
Robert C. Hodgkins, Jr.,
Vice President & CFO	2016	258,677	12,141	209,337	16,228	496,383

	2015	247,775	12,955	125,979	16,147	402,856

	2014	238,245	11,626	75,320	15,733	340,924
Other Key Employees

Jodi M. Fronczek,
Chief Operations Officer	2016	166,556	8,094	40,941	7,139	222,730

	2015	160,150	7,972	24,479	7,029	199,630

	2014	153,991	8,049	35,918	6,718	204,673

(1)

This table includes the aggregate grant date fair values of restricted share unit (“RSU”) awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for 2016 and prior years. For 2016 includes the following RSU awards related to the Retention Incentive Plan with a grant date fair value of $1,011.72 per RSU: Anthony Cook, 20 RSUs, Robert Hodgkins, 12 RSUs, and Jodi Fronczek, 7 RSUs.

(2)

The 2016 non-equity incentive plan compensation for Ms. Fronczek is equal to 24.6% of her base salary. The 2014 non-equity incentive plan compensation for Mr. Cook is equal to 41.0% of his base salary for the short term non-equity incentive plan portion and 48.8% of his base salary for the long term non-equity incentive plan portion. The 2015 non-equity incentive plan compensation for Mr. Hodgkins is equal to 35.0% of his base salary for the short term non-equity incentive plan portion and 45.9% of his base salary for the long term non-equity incentive plan portion. See “Short Term Non-Equity Incentive Compensation” and “Long Term Non-Equity Incentive Compensation” in Compensation Discussion and Analysis.

(3)

For 2016 includes:

Car allowances for: Anthony Cook, $6,000, and Robert Hodgkins, $6,000.

Health care credits for: Anthony Cook, $5,964, Robert Hodgkins, $4,942, and Jodi Fronczek, $3,765.

401(k) matching contributions for: Anthony Cook, $8,659, Robert Hodgkins, $5,286, and Jodi Fronczek, $3,374.

Club membership fees for: Anthony Cook, $6,282.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Board Approval Date	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold ($)	Target ($)(2)	Maximum ($)	Grant Date Fair Value of Share Award ($)(3)
Anthony A. Cook,
President and Chief Executive Officer	12/9/15	1/2/16	—		—	—	22,051	—	20,234
	5/23/16		42,700	64,050	106,750
	12/14/16		66,225	132,450	264,900
Robert C. Hodgkins, Jr.,
Vice President and Chief Financial Officer	12/9/15	1/2/16	—		—	—	13,230	—	12,141
	5/23/16		25,868	38,802	64,670
	12/14/16		24,211	48,423	96,845
Jodi M. Fronczek
Chief Operations Officer	12/9/15	1/2/16	—		—	—	8,820	—	8,094
	12/14/16			32,148

(1)

The long term non-equity incentive compensation plans for Mr. Cook and Mr. Hodgkins for the three year period from 2016 – 2018 were approved on May 23, 2016. The target amounts for this long term non-equity incentive compensation plan were established at 15% of the 2015 base salaries of Mr. Cook and Mr. Hodgkins of $427,000 and $258,677, respectively. The long term non-equity incentive compensation is based on the growth in the adjusted book value per Common Share from January 1, 2016 through December 31, 20186 (See Long Term Non-Equity Incentive Compensation on page 14)

On December 14, 2016, the short term non-equity incentive plan compensation target amount for Anthony Cook was established at 30% of his fiscal 2017 base salary of $441,500 or $132,450 for the short term non-equity incentive plan for 2017. The short term non-equity incentive plan compensation target amount was established at 20% of his fiscal 2017 base salary for Mr. Hodgkins and 18% of her fiscal 2017 base salary for Ms. Fronczek. These performance target levels correspond to our achievement of 100% of operating revenue and 100% of net operating income as set forth in our financial plan for fiscal 2017. (See Short Term Non-Equity Incentive Compensation on page 14)

(2)

Represents the current book value of the RSUs granted to the Named Executive Officers and other key employees pursuant to the Company’s Retention Incentive Plan component of the 2006 Dental Care Plus Management Equity Incentive Plan in January 2016: Anthony A. Cook, 20 shares, Robert C. Hodgkins, Jr., 12 shares, and Jodi M. Fronczek, 8 shares. Because each Named Executive Officer and other key employee elected to defer receipt of these shares pursuant to the Company’s Deferred Compensation Plan, the shares are treated as phantom shares pursuant to the Company’s Deferred Compensation Plan. Each phantom share is the economic equivalent to one Class B Common Share and under the Deferred Compensation Plan will be settled in cash when each Named Executive Officer terminates his or her status as an employee of the Company. The RSUs vest over a period of 4 years on the anniversary of the date of grant as follows: January 2016 grants - 10% 2016, 20% 2017, 30% 2018, 40% 2019. (See Retention Incentive Plan on page 16)

(3)	The amounts relative to the Retention Incentive Plan reflected above assume a grant date fair value per Class B Common Share for the January 2016 grants of $1,011.72 as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Restricted Share Unit Awards

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Anthony A. Cook,
President & CEO	41.9	$46,491
Robert C. Hodgkins, Jr.,
Vice President & CFO	25.1	27,850
Jodi M. Fronczek,
Chief Operations Officer	15.7	17,420

(1)

Reflects the number of granted and unvested restricted share units (“RSUs”) at December 31, 2016 under the Retention Incentive Plan.

Anthony A. Cook

Retention Incentive Plan

2014 grant, 9.2 RSUs unvested; 2015 grant, 14.7 RSUs unvested; 2016 grant, 18.0 RSUs unvested

Robert C. Hodgkins, Jr.

 Retention Incentive Plan

2014 grant, 5.2 RSUs unvested; 2015 grant, 9.1 RSUs unvested; 2016 grant, 10.8 RSUs unvested

Jodi M. Fronczek

Retention Incentive Plan

2014 grant, 3.6 RSUs unvested; 2015 grant, 4.9 RSUs unvested; 2016 grant, 7.2 RSUs unvested

(2)

The values of the granted and unvested RSUs are based on the book value of a Class B Common Share at December 31, 2016 of $1,109.56. Depending on the Company’s performance, the book value will be different at the time of vesting. For example, the book value of the Class B Common Share was $632.94, $701.78, $815.27, $894.29, $996.53 and $1,011.72 on December 31, 2010, December 31, 2011, December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015, respectively.

(See Management Equity Incentive Plan on page 16)

OPTIONS EXERCISES AND RESTRICTED SHARE UNITS VESTED

	Restricted Share Unit Awards

Name	Number of RSUs Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Anthony A. Cook,
President & CEO	22.7	$25,187
Robert C. Hodgkins, Jr.,
Vice President & CFO	13.7	15,201
Jodi M. Fronczek,
Chief Operations Officer	8.5	9,431

(1)	All RSUs acquired on vesting were deferred by the named individuals shown when granted.
(2)	The values of the granted and vested restricted share units (“RSUs”) are based on the book value of a Class B Common Share at December 31, 2016 of $1,109.56.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 4% of the participant’s compensation that has been contributed to the plan. All Named Executive Officers and other key employees participated in our 401(k) plan during fiscal 2016 and received matching contributions.

Non-Qualified Deferred Compensation

Name and Principal Position		Executive Contributions in Last Fiscal Year-End (3)	Registrant Contributions in Last Fiscal Year-End	Aggregate Earnings in Last Fiscal Year-End	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)

Anthony A. Cook,	Cash (1)	$187,448	$—	$23,499	$—	$551,368
President and Chief Executive Officer	RSUs (2)	25,187	—	74,941	—	746,982

Robert C. Hodgkins, Jr.,	Cash (1)	70,806	—	6,576	—	141,297
Vice President and Chief Financial Officer	RSUs (2)	15,201	—	45,999	—	460,540

Jodi M. Fronczek,	Cash (1)	—	—	—	—	—
Chief Operations Officer	RSUs (2)	9,431	—	8,015	—	90,306

(1)	Includes salary and bonus compensation deferred at the election of the Named Executive Officers and other key employees.
(2)

Includes granted RSUs that vested in 2016 at the December 31, 2016 book value of $1,109.56 and the increase in the value of vested RSUs in 2016. The terms of the Company’s deferred compensation plan are discussed in Compensation Discussion & Analysis (page 17).

(3)

The following table provides additional detail on amounts that are reported in the Nonqualified Deferred Compensation table above and that also are reported as compensation in the Summary Compensation Table of this proxy statement:

Name	Amounts Included as Contributions and Earnings in Nonqualified Deferred Compensation in Fiscal 2016 Table and as Fiscal 2016 Compensation in the Summary Compensation Table (1)	Amount Included in Aggregate Balance at December 31, 2016 in Nonqualified Deferred Compensation Table and Reported in the Summary Compensation Table for Prior Years (2)
Anthony A. Cook
Cash	$187,448	$461,376
Deferred RSUs	$2,219	$377,936

Robert C. Hodgkins, Jr.
Cash	$70,806	$69,139
Deferred RSUs	$1,331	$232,745

Jodi M. Fronczek
Cash	$0
Deferred RSUs	$888	$40,696

(1)

Amounts include the cash compensation deferred by Anthony A. Cook and Robert C. Hodgkins, Jr. in 2016 that was invested in certain mutual funds and the grant date fair value of the 10% of RSUs granted in 2016 to Anthony A. Cook, Robert C. Hodgkins, Jr. and Jodi Fronczek that also vested in 2016.

(2)

Amounts include the cash compensation deferred by Anthony A. Cook and Robert Hodgkins prior to 2016 that was invested in certain mutual funds and the portion of the RSU deferred compensation associated with RSUs that were granted prior to 2016 to Anthony A. Cook, Robert C. Hodgkins, Jr. and Jodi Fronczek.

Other Post-Employment Payments

All of our employees are employees-at-will and as such do not have employment agreements with us, except in the case of Anthony A. Cook, President and Chief Executive Officer, and Robert C. Hodgkins, Jr., Vice President and Chief Financial Officer. We also do not provide post-employment health coverage or other benefits; provided, however, upon termination of employment each Named Executive Officer is entitled to a lump sum payment for unused vacation time based on the Named Executive Officer’s current salary.

Employment Agreements

In May 2016, we executed an Eleventh Amended and Restated Employment Agreement with Anthony A. Cook for the year from January 1, 2016 through December 31, 2016 that is automatically extended for additional one year periods on the same terms and conditions unless on or prior to November 15th of any year the Company or Mr. Cook provides written notice to the other party of termination of the Employment Agreement at the end of the current one-year term. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause. The benefits to be received by Mr. Cook whose employment is terminated without cause include: receipt of a severance pay for up to 12 months at Mr. Cook’s then current monthly salary, eligibility to receive a bonus based on up to 30% of the severance pay amount, and continuation of health, life and disability benefits for eight months after the termination of employment.

If a termination of the employment of Mr. Cook without cause, or change in control, had occurred as of December 31, 2016, we estimate that the value of the benefits under his employment agreement and our management equity incentive plan (as discussed below) would have been as follows:

Name	Severance Pay (1)	Continuation of Benefits (2)	Accelerated Vesting of RSUs (3)	Potential LTIC Cash Payment (4)	Total

Anthony A. Cook, President & CEO	$1,589,154	$93,205	$46,491	$301,747	$2,030,597

(1)

In the event that the Company terminates Mr. Cook's employment agreement without cause, or Mr. Cook terminates his employment agreement for good reason, such as a material breach by the Company of any provision of the agreement or if Mr. Cook is assigned duties that are materially inconsistent with his skill, position, and background, Mr. Cook is entitled to severance pay. Mr. Cook is also entitled to severance pay in the event of a change of control. A "change of control" means: (a) a change in the majority of the members of the Board of Directors, unless pursuant to the recommendation of the Corporate Affairs Committee of the Board; (b) the acquisition of the Company by another corporation or entity and (c) the sale, lease or other disposition of all or substantially all of the assets of the Company. In accordance with Mr. Cook’s employment agreement, severance pay is based on his 2017 base salary, bonus potential for the 2016 fiscal year and payment related to his vested RSUs.

(2)

Also in accordance with Mr. Cook’s 2016 employment agreement, continuation of benefits is based on continuation of 401(k) match, all medical, dental, vision and disability benefits, and payment of accrued vacation time as of December 31, 2016.

(3)

Under our management equity incentive plan, on the date a change of control occurs, the restrictions applicable to all RSUs lapse and these awards fully vest. If a change of control had occurred on December 31, 2016, Mr. Cook would have received accelerated vesting with respect to 41.9 unvested RSUs, with a value of $46,491. The value for accelerated vesting of RSUs is determined by multiplying the per share book value of our common shares on December 31, 2016 of $1,109.56 by the number of RSUs as to which vesting would accelerate.

(4)	In the event of a change in control, the adjusted book value of the Common Shares and shareholders’ equity at December 31, 2017 shall be deemed the portion of the enterprise value of the company allocated to Common Shares and shareholder’s equity. If this amount is equal to or greater than $13,524,903, Mr. Cook would receive a cash payment of $194,997.

In addition, the adjusted book value per Common Share at December 31, 2018 shall be deemed the portion of the enterprise value of the company allocated to Common Shares divided by the total number of Common Shares outstanding. If this amount is equal to or greater than $1,498.91, Mr. Cook would receive a cash payment of $106,750.

In July 2016, we executed an Employment Agreement with Robert C. Hodgkins, Jr. for the year from January 1, 2016 through December 31, 2016 that is automatically extended for additional one year periods on the same terms and conditions unless on or prior to November 15th of any year the Company or Mr. Hodgkins provides written notice to the other party of termination of the Employment Agreement at the end of the current one-year term. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause. The benefits to be received by Mr. Hodgkins whose employment is terminated without cause include: receipt of a severance pay for up to 12 months at Mr. Hodgkins’s then current monthly salary, eligibility to receive a bonus based on up to 20% of the severance pay amount, and continuation of health, life and disability benefits for eight months after the termination of employment.

If a termination of the employment of Mr. Hodgkins without cause, or change in control, had occurred as of December 31, 2016, we estimate that the value of the benefits under his employment agreement and our management equity incentive plan (as discussed below) would have been as follows:

Name	Severance Pay (1)	Continuation of Benefits (2)	Accelerated Vesting of RSUs (3)	Potential LTIC Cash Payment (4)	Total

Robert C. Hodgkins, Jr., Vice President & CFO	$927,863	$63,157	$27,850	$176,169	$1,195,039

(1)

In the event that the Company terminates Mr. Hodgkins's employment agreement without cause, or Mr. Hodgkins terminates his employment agreement for good reason, such as a material breach by the Company of any provision of the agreement or if Mr. Cook is assigned duties that are materially inconsistent with his skill, position, and background, Mr. Hodgkins is entitled to severance pay. Mr. Hodgkins is also entitled to severance pay in the event of a change of control. A "change of control" means: (a) a change in the majority of the members of the Board of Directors, unless pursuant to the recommendation of the Corporate Affairs Committee of the Board; (b) the acquisition of the Company by another corporation or entity and (c) the sale, lease or other disposition of all or substantially all of the assets of the Company. In accordance with Mr. Hodgkins’s employment agreement, severance pay is based on his 2017 base salary, bonus potential for the 2016 fiscal year and payment related to his vested RSUs.

(2)

Also in accordance with Mr. Hodgkins’s 2016 employment agreement, continuation of benefits is based on continuation of 401(k) match, all medical, dental, vision and disability benefits, and payment of accrued vacation time as of December 31, 2016.

(3)

Under our management equity incentive plan, on the date a change of control occurs, the restrictions applicable to all RSUs lapse and these awards fully vest. If a change of control had occurred on December 31, 2016, Mr. Hodgkins would have received accelerated vesting with respect to 25.1 unvested RSUs, with a value of $27,850. The value for accelerated vesting of RSUs is determined by multiplying the per share book value of our common shares on December 31, 2016 of $1,109.56 by the number of RSUs as to which vesting would accelerate.

(4)	In the event of a change in control, the adjusted book value of the Common Shares and shareholders’ equity at December 31, 2017 shall be deemed the portion of the enterprise value of the company allocated to Common Shares and shareholder’s equity. If this amount is equal to or greater than $13,524,903, Mr. Hodgkins would receive a cash payment of $111,499.

In addition, in the event of a change in control, the adjusted book value per Common Share at December 31, 2018 shall be deemed the portion of the enterprise value of the company allocated to Common Shares divided by the total number of Common Shares outstanding. If this amount is equal to or greater than $1,498.91, Mr. Hodgkins would receive a cash payment of $64,670.

Payments on Change of Control

In addition to the payments on termination of employment and change of control for Mr. Cook and Mr. Hodgkins discussed above, our other key employee is entitled to certain benefits on a change of control.

Definition of Change of Control.    Under our management equity incentive plan, a “change of control” means any of the following:

•

the acquisition by any entity of beneficial ownership of 50% or more of the combined voting power of our then-outstanding voting securities (other than any acquisition directly from us or any of our affiliates or employee benefit plans); or

•	during any period of 24 consecutive months, a change in a majority of the members of our Board, other than directors approved by a vote of at least a two-thirds of the incumbent directors; or
•

the occurrence of any transaction requiring shareholder approval for the acquisition of the Company or DCP (other than by us, DCP, or any other affiliate) through purchase of assets, by merger, or otherwise; or

•	our shareholders approve the complete liquidation or dissolution of the Company or DCP.

Payments on Change of Control.    Under our management equity incentive plan, on the date a change of control occurs, the restrictions applicable to all RSUs lapse and these awards fully vest. If a change of control had occurred on December 31, 2016, our other key employee would have received the following benefits with respect to unvested RSUs, with such value for the accelerated vesting of the RSUs determined by multiplying the per share book value of our common shares on December 31, 2016 by the number of RSUs as to which vesting accelerated:  Jodi M. Fronczek, 15.7 unvested RSUs, with a value of $17,420.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen T. Schuler, DMD,
Chairman of the Board	$49,000	$19,223	$68,223
Robert E. Hamilton, DDS,
Vice Chairman of the Board	25,000	19,223	44,223
Michael J. Carl, DDS,
Treasurer	25,000	19,223	44,223
David A. Kreyling, DMD
Secretary	25,000	19,223	44,223
Mark E. Bronson, DDS	25,000	19,223	44,223
Jack M. Cook, MHA	27,500	19,223	46,723
James T. Foley	25,000	19,223	44,223
Ronald L. Poulos, DDS	25,000	19,223	44,223
James E. Kroeger, MBA, CPA	35,000	19,223	54,223
Donald J. Peak, CPA	30,000	19,223	49,223
Fred H. Peck, DDS	27,500	19,223	46,723
Molly Meakin- Rogers, MBA, CPA	25,000	19,223	44,223

(1)

This table includes the aggregate grant date fair values of restricted share unit (“RSU”) awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for 2016 and prior years. For 2016, director compensation includes an award of nineteen (19) RSUs for each non-employee director with a grant date fair value of $1,011.72.

Overview of Director Compensation and Procedures

Director compensation is the responsibility of the Corporate Affairs Committee (the “Committee”). The director compensation objectives and principles established by the Committee are that: (1) directors should be appropriately compensated for their time and effort; and (2) director compensation should be approached on an overall basis, should motivate behavior and be aligned with the long-term interest of the shareholders. The Committee reviews the level of compensation of our directors every two years. To determine how appropriate the current level of compensation for our directors is, we have historically obtained data from a number of different sources including:

•	publicly available survey data describing director compensation ranges for reporting companies;

•	information obtained from the National Association of Corporate Directors.

 The Committee has determined that the compensation of our directors for 2016 is within the bottom quartile of the compensation of directors of companies of comparable size in our industry based upon these sources.

Director Compensation

We compensated non-employee members of the Board through a combination of cash and equity-based compensation. For 2016, each non-employee member of the Board received total compensation of $44,223, with the exception of the Chairman of the Board who received $68,223, the Chairman of the Audit Committee who received $54,223, the Chairman of the Finance Committee who received $49,223, the Chairmen of the Corporate Affairs Committee and the Clinical Affairs Committee who both received $46,723.

Our directors may defer receipt of some or all of their annual fees earned under The DCP Holding Company / Dental Care Plus, Inc. Deferred Compensation Plan (the “Plan”). Under this Plan, directors may either invest deferred compensation in DCP Holding Company stock equivalents or in a tax-managed mutual fund.

In December 2015, our non-employee directors each were granted a restricted share unit award for 2016 entitling each of them to receive 19 restricted share units with a book value of $1,011.72 per unit as of December 31, 2015. All twelve non-employee directors elected not to defer this compensation. The vesting of these restricted share unit awards was conditioned upon the attendance by each director of at least 75% of their scheduled meetings during 2016. In January 2017, DCP Holding Company management determined that all twelve non-employee directors met the 75% attendance requirement for 2016. Accordingly, all of these restricted share awards for these twelve non-employee directors are now fully vested.

In December 2016, our non-employee directors each were granted a restricted share unit award for 2016 entitling each of them to receive 18 restricted share units with a book value of $1,109.56 per unit as of December 31, 2016. All twelve non-employee directors elected not to defer this compensation. The vesting of these restricted share unit awards will be conditioned upon the attendance by each director of at least 75% of their scheduled meetings during 2017.

REPORT OF CORPORATE AFFAIRS COMMITTEE

 The Corporate Affairs Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) with management for the year ended December 31, 2016. Based on the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

By the Corporate Affairs Committee of the Board of Directors:

Jack M. Cook, MHA, Chairman

Mark E. Bronson, DDS

James T. Foley

Robert E. Hamilton, DDS

David A. Kreyling, DMD

Stephen T. Schuler, DMD

CORPORATE AFFAIRS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Corporate Affairs Committee currently consists of Jack M. Cook, MHA, Mark E. Bronson, DDS, James T. Foley, Robert E. Hamilton, DDS, David A. Kreyling, DMD, and Stephen T. Schuler, DMD. No interlocking relationship exists between any member of our Board of Directors or Corporate Affairs Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Corporate Affairs Committee is or was formerly an officer or an employee of DCP Holding Company.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for the Company’s shareholders. As discussed in Compensation Discussion and Analysis (“CD&A”), a fundamental principle the Company’s executive compensation philosophy and practice continues to be to pay for performance. The Company believes that the Company’s Named Executive Officers and other key executives are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. The Company believes that the Company’s compensation programs are strongly aligned with the long-term interests of our shareholders. You are urged to read the CD&A section of this proxy statement for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives and the 2016 compensation of the Named Executive Officers.

In 2010, Congress enacted legislation that was signed into law by President Obama that requires a non-binding advisory “say-on-pay” vote on executive compensation. Therefore, the Company is asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement at CD&A, the compensation tables and related narrative disclosure.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Corporate Affairs Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for the Company’s Named Executive Officers. The non-binding advisory vote on our executive compensation requires an affirmative vote of a majority of the votes entitled to be cast by our Common Shares, voting as a group, present in person or by proxy at the meeting. Absentions will count as votes against the proposal and broker non-votes will have no effect on the outcome.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote “FOR” the proposal set forth above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Transactions with Related Persons

A related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving (i) the Company and the Company’s subsidiaries and (ii) any Company employee, officer, director (including a nominee), 5% shareholder or an immediate family member of any of the foregoing without regard to the dollar amount involved.

It is also the policy of the Company that a related party transaction as defined above will not be prohibited merely because it is required to be disclosed or because it involves related parties. Instead, it must be disclosed in advance to the Company and then may be approved by the Corporate Affairs Committee or, under certain circumstances, by the Board of Directors, if it does not present any improper conflicts of interest.

The Corporate Affairs Committee of the Board of Directors is responsible for applying the Company’s policies and procedures relative to related party transactions. The Audit Committee has been assigned the responsibility of monitoring potential related party transactions and reporting them to the Corporate Affairs Committee. The development of the Company’s policies and procedures relative to related party transactions and the Company’s adherence to these policies are documented in the meeting minutes of the Board of Directors and the Corporate Affairs and Audit Committees.

Transactions with Related Persons

Seven members of the Company’s Board of Directors are participating providers in the Company’s dental plans. One dentist director, Ronald Poulos, received claims payments of $473,140 in 2016. The payments made to Dr. Poulos were for dentist claims that he submitted as a participating dentist in the Company’s dental plans and were made on the same terms as those applicable to other participating dentists. The seven dentist directors received claims payments of $857,661 in the aggregate in 2016.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2018 Annual Meeting of Shareholders must be received by the Secretary of the Company at 100 Crowne Point Place, Sharonville, Ohio, 45241-5427 on or before December 22, 2017, for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders, the proxies named in the management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than March 23, 2018. Even if proper notice is received on or prior to March 23, 2018, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising the shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of DCP Holding Company’s Common Shares to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. These executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all such forms that they file.  Based on our review of the copies of such forms received by us, we believe that during fiscal 2016 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% shareholders were complied with, except for one late Form 4 filing related to the reporting of the annual director equity awards of 18 RSUs for each of the non-employee directors (Stephen T. Schuler, Robert E. Hamilton, Michael J. Carl, David A. Kreyling, Mark E. Bronson, Jack M. Cook, James T. Foley, James E. Kroeger, Donald J. Peak, Fred H. Peck, Ronald L. Poulos and Molly M. Rogers).

OTHER MATTERS

Principal Accountant Fees and Services

The following table sets forth the fees paid or accrued by us for services provided by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal Years Ended
	2015	2016
Audit Fees (1)	$287,750	$304,550
Audit Related Fees (2)	63,782	63,140
Tax Compliance and Consulting Fees	—	—
All Other Fees	—	—
Total	$351,532	$367,690

(1)	Includes professional services rendered for audits of the Company’s consolidated financial statements and a statutory audit of our insurance subsidiary.

(2)	Includes assurance and related services such as the 2016 service organization report (under SSAE 16), and technical consultations, consents and reviews of reports filed with the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services by category, including audit-related services, tax services and other permitted non-audit services, if any, to be provided by the independent registered public accounting firm to the Company. In accordance with the policy, the Audit Committee regularly reviews and receives updates on specific services provided by the independent registered public accounting firm.

All services rendered by Deloitte & Touche LLP to the Company are permissible under applicable laws and regulations. During 2016, all services performed by Deloitte & Touche LLP were approved by the Audit Committee in accordance with the Committee’s pre-approval policy.

We have not selected our independent registered public accounting firm for 2017. The Audit Committee of the Board of Directors will make this selection later in the year after the completion of all 2016 related procedures. Representatives of Deloitte & Touche LLP, which served as the Company’s independent registered public accounting firm during 2016, are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Miscellaneous

If the enclosed proxy card is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of the proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. The form of proxy permits specification of a vote to change the size of the Board of Directors as “FOR”, “AGAINST” or “ABSTAIN”. The form of proxy permits specification of an advisory vote on the compensation of our executive officers, as a vote “FOR”, “AGAINST”, or “ABSTAIN”. When a choice has been specified in the proxy, the Common Shares represented will be voted in accordance with that specification. If no specification is made, those Common Shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above and “FOR” approval of the non-binding advisory vote on the compensation of our named executive officers. Under Ohio law broker non-votes and abstain votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting. As stated above, director nominees who receive the greatest number of affirmative votes will be elected directors. All other matters to be considered at the meeting require the approval of a majority of the Common Shares represented at the meeting in person or by proxy (or such different percentage as established by applicable law). If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

QUESTIONS?

If you have questions or need more information about the Annual Meeting of Shareholders, write to:

Anthony A. Cook

DCP Holding Company

100 Crowne Point Place

Sharonville, Ohio 45241

or call us at (513) 554-1100.

By Order of the Board of Directors

/s/ Anthony A. Cook
ANTHONY A. COOK
President and Chief Executive Officer

Sharonville, Ohio

April 28, 2017

Proxy must be signed and dated below.
Please fold and detach card at perforation before mailing.

DCP HOLDING COMPANY	PROXY

This Proxy is solicited on Behalf of the Board of Directors for the Annual Meeting to be held on May 30, 2017.

The undersigned hereby appoints Michael Carl, James Foley, and David Kreyling, and each of them, attorneys and proxies of the undersigned with full power of substitution, to attend the Annual Meeting of Shareholders of DCP Holding Company to be held on May 30, 2017 at 6:30 P.M. Eastern Time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45241 or any adjournment of such Annual Meeting, and to vote the number of Class A, Class B and Class C Common Shares which the undersigned would be entitled to vote and with all the power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 28, 2017 is hereby acknowledged.

Dated:		, 2017

Signature(s)

IMPORTANT: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all must sign.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing.

DCP Holding Company	Proxy

This proxy will be voted in accordance with specification made. If no choices are indicated, this proxy will be voted for the Proposals 1 and 2.

1.	To elect four members of the Board of Directors.

☐ FOR all nominees listed below (except as otherwise marked below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Instructions: To withhold authority to vote for any individual nominee, draw a line through that nominee’s name listed below.

Jack M. Cook, MHA Stephen T. Schuler, DMD	Fred H. Peck, DDS	Molly M. Rogers, MBA, CPA

2.	An advisory vote on executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Appendix 1

DCP Holding Company

Audit Committee Charter

Amended and Restated – November 8, 2016

Purpose

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of DCP Holding Company (the “Company”) are (i) to assist the Board in overseeing (a) the integrity of the financial statements of the Company and the Company’s accounting and financial reporting processes, (b) the effectiveness of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, when required, (c) the Company’s compliance with legal and regulatory requirements, (d) the Company’s independent auditor’s qualifications and independence, and (e) the performance of the Company’s independent auditor; and (ii) to prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to those set forth in this Charter, the Committee will have such additional authority and responsibilities as may be granted to or imposed on audit committees from time to time by applicable law, SEC rules, or applicable listing standards, if any, and shall discharge all of its authority and responsibilities in accordance therewith. The Committee may conduct or authorize the conducting of such investigations within the scope of its authority and responsibilities as it considers appropriate, and may retain, at the Company’s expense, such legal, accounting or other advisers as the Committee considers necessary or advisable for the full and faithful execution thereof. In discharging its responsibilities, the Committee is not responsible for planning or conducting audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable rules and regulations. These matters are the responsibility of management and the independent auditor.

Composition and Member Qualifications

The Committee shall be comprised of at least three directors. Except as provided below, each member of the Committee must be independent, as the term “independent” is defined for purposes of applicable federal securities laws and the listing standards of the NASDAQ Stock Market (the “NASDAQ”) or such other listing standards selected by the Committee. Each Committee member must meet the financial literacy and experience standards applicable to him or her under applicable law, SEC rules and NASDAQ or other listing standards. At least one member of the Committee must be an “audit committee financial expert” as defined by SEC rules. Each Committee member must be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. The members of the Committee will be appointed by and serve at the pleasure of the Board. The Board has the sole authority to remove Committee members and to fill vacancies on the Committee. The Board will appoint the chairperson.

Notwithstanding the above, at the discretion of the Board, the Committee may include additional two members, who because they or their businesses are providers in the Company’s dental network are not independent as the term independent is defined under applicable federal securities laws and the listing standards of the NASDAQ or other applicable listing standards, who are (i) otherwise affirmatively determined by the Board to be independent of management, (ii) financially literate, and (iii) able to exercise independent judgment. At least annually, the Board shall review and confirm the qualifications of each Committee member. Members of the Committee shall not serve on more than three public company audit committees simultaneously unless the Board determines that such simultaneous service would not impair the member’s ability to serve effectively on the Committee.

Authority and Responsibilities

The Committee shall report directly to the Board of Directors and have the following principal responsibilities, duties, and authority:

Independent Auditor

1.	appointing, replacing, terminating, compensating, and overseeing of the work of the Company’s independent auditor (the independent auditor shall report directly to the Audit Committee)

2.

approving prior to commencement of all audit and permissible non-audit services to be provided by the independent auditor and the associated fees, and if the Committee elects, establishing policies and procedures for the review and pre-approval by the Committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor

3.	discussing with the independent auditor the matters required to be discussed under applicable law, including the following matters:

●	audit scope and plan
●	audit report
●	accompanying management letter, if any
●

all critical accounting policies and practices used by the Company, alternative accounting treatments within GAAP related to material items that have been discussed with management, including the effect of the use of alternative treatments and the treatments preferred by the independent auditor

●

the independent auditor’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such further matters as the independent auditor presents to the Committee under generally accepted auditing standards

●	the adequacy of the Company’s internal controls
●	any reportable matters identified during the annual or interim audit procedures
●	other material written communications between the independent auditor and the Company’s management

4.

meeting, at least annually, in executive session with the Company’s independent auditor to review any audit problems the independent auditor encountered in performing its audit work, including any restrictions on the scope of the independent auditor’s activities or access to requested information, and management’s responses thereto

5.

reviewing with management and the independent auditor the financial statements and disclosures to be included in the Company’s annual audited financial statements and quarterly statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s SEC filings

6.	at least annually, obtaining and reviewing a written report by the independent auditors describing:
●	the independent auditing firm’s internal quality control procedures
●	any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm
●

any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditing firm

●	any steps taken to deal with any issues raised in such internal quality control reviews, peer reviews, or governmental or professional authority inquiries or investigations, and
●	all relationships between the independent auditor and the Company

7.

annually evaluate the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner, taking into account the opinions of Company management and the Company’s internal auditors (if any), and to report its conclusions to the Board

8.	assuring regular rotation of the lead audit partner, as required by law

9.	establishing policies for the hiring of employees or former employees of the independent auditor

Internal Audit

10.

advising and concurring with management on the organization of the Company’s internal audit function, and reviewing and having final authority over the appointment, replacement, reassignment or dismissal of the director of internal audit, if one is appointed

11.	meeting and consulting with the Company’s internal auditor, if any, outside the presence of management at such times and in such circumstances as the members of the Committee shall deem necessary

Risk Assessment

12.	establishing procedures for:
●	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or other auditing matters, and
●	confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

13.	receiving reports of any violations of the Company’s code of conduct

14.	monitoring potential related party transactions and reporting them to the Corporate Affairs Committee of the Board of Directors

15.	receiving periodically a report from the Company’s Chief Executive Officer and Chief Financial Officer describing:

●	all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and

●	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls

16.	reviewing with management the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting

17.

receiving a copy of the letters addressed to the outside auditors, at least annually, from the Company’s legal counsel (internal or external, as appropriate) concerning legal and regulatory matters that may have a material impact on the financial statements or on the Company’s contingent liabilities or risks

18.	discussing, at least annually, with senior management:
●

material issues regarding accounting principles and financial statement presentations including any significant changes in the Company’s selection or application of accounting principles, as well as the clarity and completeness of the Company’s financial statements and items that impact the representational faithfulness, verifiability and neutrality of accounting information;

●

analyses prepared by management setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP (or Statutory, as applicable) methods on the financial statements;

●	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company
●	the Company’s significant financial and non-financial risks and the steps management has taken to monitor and mitigate such risks

Committee Meetings and Other Matters

19.

meeting, in person or via telephonic meeting, at least six times each year, more frequently if circumstances make that preferable. The Committee may ask members of management or others to attend the meetings and is authorized to receive all pertinent information from management. The Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law. The chairperson will, in conjunction with appropriate members of the Committee and management, establish the meeting calendar and set the agenda for each meeting. All Committee members may suggest the inclusion of matters for the agenda. The chairperson of the Committee or a majority of the members of the Committee may call special meetings of the Committee. Following each of its meetings, the Committee shall report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings and deliver a copy of such minutes to the Company’s corporate secretary for inclusion in the corporate records

20.	meeting, when necessary, in executive session outside the presence of any senior executive officer of the Company

21.

obtaining appropriate resources and authority to discharge its responsibilities, including appropriate funding from the Company, in such amounts as the Committee deems necessary, to compensate the independent auditors and any independent counsel or advisors retained by the Committee. The Committee shall have the sole authority to approve related fees and retention terms. In performing its duties, the Committee is authorized to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company as the Committee may deem necessary or appropriate

22.

reviewing, at least annually, this Charter with the Board and recommending any changes to the Board and evaluating, annually, its performance against the requirements of this Charter. The Committee shall conduct its review and evaluation in such manner as it considers appropriate

23.	preparing the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement

24.	performing such other functions as assigned by law or the Board

The Committee shall be empowered to investigate any matter brought to its attention with full access to all Company books, records and personnel, using special counsel on outside experts when necessary or appropriate.